Exhibit 3.2

METLIFE, INC.

AMENDED AND RESTATED BY LAWS

Effective December 8, 2015

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ARTICLE X. AMENDMENT OF BY-LAWS	36
Section 10.01. Amendment.	36
ARTICLE XI. CONSTRUCTION	36
Section 11.01. Construction.	36

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METLIFE, INC.

AMENDED AND RESTATED BY LAWS

Effective December 8, 2015

ARTICLE I

STOCKHOLDERS

Section 1.01. Annual Meetings. The annual meeting of the stockholders of MetLife, Inc. (the “Corporation”) for the election of Directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, and at such date and at such time, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

Section 1.02. Special Meetings. Special meetings of the stockholders may be called at any time by the Lead Director or the Chief Executive Officer (or, in the event of the Chief Executive Officer’s absence or disability, by the President or any Director who is also an officer (hereafter, an “Officer Director”)). A special meeting shall be called by the Chief Executive Officer (or, in the event of the Chief Executive Officer’s absence or disability, by the President or any Officer Director) or by the Secretary pursuant to a resolution approved by a majority of the entire Board of Directors. Such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, as shall be specified in the respective notices or waivers of notice thereof. Any power of the stockholders of the Corporation to call a special meeting is specifically denied.

Section 1.03. Notice of Meetings; Waiver. The Secretary or any Assistant Secretary shall cause written notice of the place, date and hour of each meeting of the stockholders and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by mail, or in the case of stockholders who have consented to such delivery, by electronic mail or other means of electronic transmission, not less than ten (10) nor more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the record of stockholders of the Corporation. If such notice is given by electronic transmission, it will be deemed given: (a) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; or (b) if by posting on an electronic network with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; or (c) if by other means of electronic transmission, at the time specified in the applicable provisions of the General Corporation Law of the State of Delaware. Such further notice of meetings of stockholders shall be given as may be required by applicable law.

A written waiver of any notice of any annual or special meeting signed by the person entitled thereto, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders needs to be specified in a written waiver of notice. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 1.04. Quorum and Required Vote. Except as otherwise required by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of record of one-third (1/3) of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting. Except as otherwise required by law or by the Certificate of Incorporation, these By-Laws or the rules or regulations of any stock exchange applicable to the Corporation, the vote of a majority of the shares represented in person or by proxy and voting on the subject matter at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

Section 1.05. Voting Rights. Subject to the rights of the holders of any class or series of preferred stock, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one (1) vote for each share outstanding in such stockholder’s name on the books of the Corporation at the close of business on the date fixed pursuant to the provisions of Section 5.05 hereof as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting.

Section 1.06. Voting by Ballot. No vote of the stockholders need be taken by written ballot unless otherwise required by law. Any vote not required to be taken by ballot may be conducted in any manner approved by the presiding officer at the meeting at which such vote is taken.

Section 1.07. Adjournment. If a quorum is not present at any meeting of the stockholders, the presiding officer shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these By-Laws, a notice of the adjourned meeting, conforming to the requirements of Section 1.03 hereof, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

Section 1.08. Proxies. Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting for such stockholder by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or such stockholder’s authorized officer, director, employee or agent, or by causing such signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram, data and voice telephonic communications, computer network, e-mail or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm, a proxy support service organization or a like authorized agent. No such proxy shall be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary. Proxies by telegram, cablegram, data and voice telephonic communications, computer network, e-mail or other electronic transmission must either set forth or be submitted with information from which it can be determined that such electronic transmission was authorized by the stockholder. If it is determined that such electronic transmission is valid, the inspectors shall specify the information upon which they relied. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 1.09. Presiding Officer and Secretary of the Meeting.

(a) At every meeting of stockholders the presiding officer shall be the Chairman or, in the event of the Chairman’s absence or disability, the Lead Director, or in the event of the Lead Director’s absence or disability, the President, or in the event of the President’s absence or disability, any officer designated by the Chief Executive Officer, or in the event of the Chief Executive Officer’s absence or the failure of the Chief Executive Officer to designate an officer for such purpose, any officer chosen by resolution of the Board of Directors. The order of business and all other matters of procedure at every meeting of stockholders may be determined by the presiding officer. The Secretary, or in the event of the Secretary’s absence or disability, any Assistant Secretary designated by the presiding officer, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer, shall act as Secretary of the meeting.

(b) Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with any such rules and regulations as adopted by the Board of Directors, the presiding officer shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding officer, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer, may include, but are not limited to, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding officer shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.10. Notice of Stockholder Business and Nominations.

(a)	Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or the Chief Executive Officer, (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.10(a) and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation, or (D) with respect to nominations, by any Eligible Stockholder (as defined in Section 2.16 of these By-Laws) whose Stockholder Nominee (as defined in Section 2.16 of these By-Laws) is included in the Corporation’s Proxy Materials (as defined in Section 2.16 of these By-Laws) for the relevant annual meeting.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder, pursuant to clause (C) of paragraph (a)(i) of this Section 1.10, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation by the close of business (as defined below) not less than 120 calendar days nor more than 150 calendar days prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting was changed by more than thirty (30) days from the anniversary date of the previous year’s annual meeting, notice by the stockholder must be so received by not earlier than the close of business 150 calendar days prior to such annual meeting and not later than the close of business on the later of 120 calendar days prior to such annual meeting or ten (10) calendar days following the date on which public announcement (as defined below) of the date of the meeting is first made. In no event shall an adjournment, recess or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 1.10(a). Such stockholder’s notice shall (x) be accompanied by a completed disclosure questionnaire, the form of which shall be approved by the Directors from time to time and posted by the Corporation on its website, and (y) set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the text of any resolutions proposed for consideration) and, in the event that such business includes a proposal to amend either the Certificate of Incorporation or the By-Laws of the Corporation, the language of the proposed amendment; (C) any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made and, in case of nominations, a description of all arrangements or understandings between any stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder; (D) satisfactory evidence that each stockholder is a beneficial owner, or a representation that the stockholder is a holder of record, of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by a qualified representative at the meeting to propose such business or nomination; (E) a representation whether the stockholder or any other Proponent (as defined below) intends or is part of a group which intends to solicit proxies or votes from stockholders in support of such stockholder’s business proposal or nomination; and (F) as to such stockholder and each other person with whom such stockholder is acting in concert or on whose behalf such stockholder is acting in connection with such nomination or other business, including but not limited to the beneficial owner (each, a “Proponent”), (1) the name and address of such Proponent; (2) the class or series and number of shares of the Corporation which are owned beneficially and of record by such Proponent; and (3) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, the stockholder and the Proponents shall provide, within ten (10) business days of a request, any other information reasonably requested by the Corporation.

(b)	Special Meetings of Stockholders.

(i) Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation’s notice of meeting pursuant to Section 1.02 of these By-Laws shall be conducted at such meeting.

(ii) In the event that Directors are to be elected at a special meeting of stockholders pursuant to the Corporation’s notice of meeting, nominations of persons for election to the Board of Directors may be made at such special meeting of stockholders (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.10 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such special meeting of stockholders if the stockholder has delivered notice containing the information described in paragraph (a)(ii) of this Section 1.10, including the disclosure questionnaire described in such paragraph (a)(ii), to the Secretary at the principal executive offices of the Corporation by not later than ten (10) calendar days following the date on which public announcement of the date of the special meeting and of the nominees to be elected at such meeting is first made. In no event shall the adjournment, recess or postponement of a special meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding anything to the contrary in these By-Laws, nominations made pursuant to Section 2.16 hereof may not be made in connection with a special meeting of stockholders.

(c)	General.

(i) Only persons who are nominated in accordance with the procedures set forth in this Section 1.10 or the procedures set forth in Section 2.16 of these By-Laws shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, (A) the Board of Directors or the Chairman of the Board shall have the power to determine that a nomination or any business proposed to be brought before the meeting was not made or proposed in accordance with the procedures set forth in this Section 1.10 and (B) the presiding officer of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 1.10 and, if any proposed nomination or business is not in compliance with this Section 1.10, to declare that such nomination shall be disregarded or that such other business shall not be transacted. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, or otherwise determined by the presiding officer of the meeting, if a stockholder does not provide the information required under this Section 1.10 to the Corporation within the time frames specified herein, or if such stockholder does not appear or send a qualified representative to present such business proposal or nomination at such meeting, the Corporation need not present such proposal or nomination for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10; provided, however, that any references in these By-Laws to the Exchange Act or any section thereof and the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1.10. Nothing in this Section 1.10 shall be deemed to affect any rights (a) of stockholders to request inclusion of business proposals in the Corporation’s proxy statement to the extent required under Rule 14a-8 under the Exchange Act, or (b) of the holders of any class or series of preferred stock to the extent provided under any applicable preferred stock Certificate of Designation (as defined in the Certificate of Incorporation).

(iii) For the purposes of these By-Laws, the “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Corporation any calendar day, whether or not the day is a business day, and a “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act. For the purposes of these By-Laws, to be considered a “qualified representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the

Corporation prior to the making of such nomination or proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

Section 1.11. Inspectors of Elections.

(a) Prior to any meeting of the stockholders, the Board of Directors shall appoint one or more persons to act as Inspectors of Elections, and may designate one or more alternate inspectors. If no inspector or alternate is able to act, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall:

(i) ascertain the number of shares outstanding and the voting power of each;

(ii) determine the shares represented at the meeting and the validity of proxies and ballots;

(iii) specify the information relied upon to determine the validity of electronic transmissions in accordance with Section 1.08 hereof;

(iv) count all votes and ballots;

(v) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(vi) certify such inspector’s determination of the number of shares represented at the meeting, and such inspector’s count of all votes and ballots.

(b) The inspector may appoint or retain other persons or entities to assist in the performance of the duties of inspector.

(c) When determining the shares represented and the validity of proxies and ballots, the inspector shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any proxies provided in accordance with Section 1.08 of these By-Laws, ballots and the regular books and records of the Corporation. The inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspector considers other reliable information as outlined in this section, the inspector, at the time of certification pursuant to (a)(vi) of this Section 1.11, shall specify the precise information considered, the person or persons from whom such information was obtained, when this information was obtained, the means by which such information was obtained, and the basis for the inspector’s belief that such information is accurate and reliable.

Section 1.12. Opening and Closing of Polls. The time for the opening and the closing of the polls for the matters to be voted upon at a stockholder meeting shall be announced at the meeting by the presiding officer. The inspector of the election shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

Section 1.13. Confidential Voting.

(a) Proxies and ballots that identify the votes of specific stockholders shall be kept in confidence by the inspectors of election unless

(i) there is an opposing solicitation (including solicitation in connection with efforts to elect a Stockholder Nominee pursuant to Section 2.16 of these By-Laws) with respect to the election or removal of Directors;

(ii) disclosure is required by applicable law;

(iii) a stockholder expressly requests or otherwise authorizes disclosure in relation to such stockholder’s vote; or

(iv) the Corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes.

(b) The inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies and ballots shall be advised of this By-Law and instructed to comply herewith.

(c) The inspectors of election shall certify, to the best of their knowledge based on due inquiry, that proxies and ballots have been kept in confidence as required by this Section 1.13.

Section 1.14. No Stockholder Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01. General Powers. Except as may otherwise be provided by law, by the Certificate of Incorporation or by these By-Laws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

Section 2.02. Number of Directors. Subject to the rights of the holders of any class or series of preferred stock, if any, the number of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the entire Board of Directors, but the Board of Directors shall at no time consist of fewer than three (3) Directors.

Section 2.03. Director Elections.

(a) Terms of Office. At each annual meeting of stockholders, and subject to the rights of the holders of shares of any class or series of preferred stock, all Directors shall be elected for terms expiring at the next annual meeting of stockholders and until such Directors’ successors shall have been elected and qualified, or until such Director’s earlier death, resignation or removal.

(b) Majority Voting Standard in Director Elections. The Corporation has established a majority voting standard in uncontested elections of Directors. In an uncontested election of Directors (i.e., an election where the number of nominees does not exceed the number of Directors to be elected at the meeting as of the date that is ten (10) calendar days prior to the earlier of (i) the date a Notice of Internet Availability of Proxy Materials is sent to stockholders in accordance with Rule 14a-16 under the Exchange Act, or (ii) the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation), each Director shall be elected by the vote of the majority of the votes cast with respect to that Director’s election at any meeting for the election of Directors at which a quorum is present. In any election of Directors that is not an uncontested election, Directors shall be elected by a plurality of the votes cast. For purposes of this section, “a majority of the votes cast” means that the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director’s election. “Abstentions” and “broker non-votes” shall not be counted as votes cast with respect to a Director’s election. Following certification of the stockholder vote in an uncontested election, any incumbent Director who received a greater number of votes “against” his or her election than votes “for” his or her election shall promptly tender his or her resignation, contingent upon acceptance of such resignation by the Board of Directors in accordance with this Section 2.03, to the Chairman of the Board. The Chairman of the Board shall inform the Chair of the Governance and Corporate Responsibility Committee of such tender of resignation and the Governance and

Corporate Responsibility Committee shall promptly consider such resignation and recommend to the Board whether to accept the tendered resignation or reject it. In deciding upon its recommendation, the Governance and Corporate Responsibility Committee shall consider all relevant factors including, without limitation, the length of service and qualifications of the Director who has tendered his or her resignation and the Director’s contributions to the Corporation and the Board.

(i) The Board shall act on the Governance and Corporate Responsibility Committee’s recommendation no later than ninety (90) days following certification of the stockholder vote. The Board shall consider the factors considered by the Governance and Corporate Responsibility Committee and such additional information and factors the Board deems relevant. The Corporation shall promptly publicly disclose the Board’s decision and, if applicable, the reasons for rejecting the tendered resignation, in a Report on Form 8-K filed with the Securities and Exchange Commission.

(ii) If a Director’s resignation is accepted by the Board, the Governance and Corporate Responsibility Committee shall recommend to the Board whether to fill the vacancy created by such resignation or to reduce the size of the Board. Any Director who tenders his or her resignation as provided above shall not participate in the Governance and Corporate Responsibility Committee’s or the Board’s consideration of whether or not to accept his or her tendered resignation.

(iii) If a majority of the members of the Governance and Corporate Responsibility Committee are required to tender their resignations as described above, the Directors whom the Board has affirmatively determined to be independent in accordance with applicable stock exchange listing standards and who were not required to tender their resignations shall appoint a special committee of the Board to consider the tendered resignations and whether to accept or reject them. If all eligible independent Directors described immediately above are required to tender their resignations in accordance with this section, the Board shall consider each tendered resignation without the participation of the Director whose resignation is under consideration, and determine to accept or reject the resignation.

(iv) This provision shall be summarized or set forth in its entirety in each proxy statement relating to an election of Directors of the Corporation.

Section 2.04. Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as practicable following adjournment of the annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of

Delaware) and the date of such meetings. Notice of regular meetings need not be given; provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, electronic mail or other electronic means, to each Director who shall not have been present at the meeting at which such action was taken, addressed or transmitted to him or her at such Director’s usual place of business, or shall be delivered or transmitted to him or her personally. Notice of such action need not be given to any Director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.

Section 2.05. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairman or the Chief Executive Officer (or, in the event of the Chief Executive Officer’s absence or disability, by the President or any Officer Director) or by the Secretary pursuant to a resolution approved by a majority of the entire Board of Directors, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors may be called on twenty-four (24) hours’ notice, if notice is given to each Director personally or by telephone, including a voice messaging system, or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, or on five (5) days’ notice, if notice is mailed to each Director, addressed or transmitted to him or her at such Director’s usual place of business or other designated location. Notice of any special meeting need not be given to any Director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

Section 2.06. Quorum; Voting. At all meetings of the Board of Directors, the presence of a majority of the total number of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.07. Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these By-Laws shall be given to each Director.

Section 2.08. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

Section 2.09. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The Directors shall act only as a Board and the individual Directors shall have no power as such.

Section 2.10. Action by Telephonic Communications. Members of the Board of Directors may participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in any meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.11. Resignations. Any Director may resign at any time by delivering a written notice of resignation, signed by such Director, to the Chairman or the Secretary. Unless otherwise specified therein, and subject to Section 2.03(b) of these By-Laws, such resignation shall take effect upon delivery.

Section 2.12. Removal of Directors. Subject to the rights of the holders of any class or series of preferred stock, if any, to elect additional Directors under specified circumstances, the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors may remove any Director with or without cause at a meeting of stockholders. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting by the stockholders entitled to vote for the election of the Director so removed. A Director filling any such vacancy shall hold office until such Director’s successor shall have been elected and qualified or until such Director’s earlier death, resignation or removal. If such stockholders do not fill such vacancy at such meeting, such vacancy may be filled in the manner provided in Section 2.13 of these By-Laws.

Section 2.13. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any class or series of preferred stock, if any, to elect additional Directors under specified circumstances, and except as provided in Section 2.12, if any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased pursuant to Section 2.02 hereof, the Directors then in office shall continue to act, and such vacancies and newly created directorships may be filled by a majority of the Directors then in office, although less than a quorum. A

Director elected to fill a vacancy or a newly created directorship shall hold office until such Director’s successor has been elected and qualified or until such Director’s earlier death, resignation or removal.

Section 2.14. Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for such Director’s services as such shall be fixed from time to time by the Board of Directors.

Section 2.15. Reliance on Accounts and Reports, etc. A Director, and any member of any committee designated by the Board of Directors shall, in the performance of such Director’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees designated by the Board of Directors, or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 2.16. Proxy Access for Director Nominations.

(a) Subject to the provisions of these By-Laws, the Corporation shall include in its proxy statement and form of proxy (the “Proxy Materials”) for an annual meeting of stockholders, in addition to the persons nominated for election by the Board of Directors, the name, together with the Required Information (as defined below), of any person nominated for election (a “Stockholder Nominee”) to the Board of Directors who satisfies the requirements of this Section 2.16 by one or more stockholders that satisfy the requirements of this Section 2.16 (such person or group, an “Eligible Stockholder”).

(b) To nominate a Stockholder Nominee, the Eligible Stockholder must have given timely notice that expressly elects to have its Stockholder Nominee included in the Corporation’s Proxy Materials pursuant to this Section 2.16 (the “Nomination Notice”). To be timely, the Nomination Notice must be delivered to the Secretary at the principal executive offices of the Corporation by the close of business (as defined in Section 1.10(c)(iii)) not less than 120 calendar days nor more than 150 calendar days prior to the first anniversary of the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting was changed by more than sixty (60) days from the anniversary date of the previous year’s annual meeting, the Nomination Notice must be so received by not earlier than the close of business 150 calendar days prior to such annual meeting and not later than the close of business on the later of 120 calendar days prior to such annual meeting or ten (10) calendar days following the date on which public announcement (as defined in Section 1.10(c)(iii)) of the date of the meeting is first made. In no event shall an adjournment, recess or postponement of an annual meeting (or the public announcement thereof) commence a new time period (or extend any time period) for the giving of a Nomination Notice as described in this Section 2.16(b). In addition to other requirements set forth in this Section 2.16, the Nomination Notice must include the name and address of the Eligible Stockholder (including each stockholder and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder).

(c) For purposes of this Section 2.16, the “Required Information” that the Corporation will include in its Proxy Materials is (i) the information set forth in Schedule 14N provided with the Nomination Notice concerning each Stockholder Nominee and Eligible Stockholder that the Corporation in its sole discretion determines is required to be disclosed in the Corporation’s Proxy Materials by the regulations promulgated under the Exchange Act; and (ii) if the Eligible Stockholder so elects, a Statement (as defined below).

(d) The maximum number of Stockholder Nominees (including (i) Stockholder Nominees who satisfy the requirements of this Section 2.16 and were submitted by an Eligible Stockholder for inclusion in the Corporation’s Proxy Materials pursuant to this Section 2.16, but either are subsequently withdrawn or that the Board of Directors decides to nominate as Board of Director nominees, (ii) any director in office as of the Final Proxy Access Nomination Date (as defined below) who was included in the Corporation’s Proxy Materials as a Stockholder Nominee for either of the two (2) preceding annual meetings of stockholders (including any individual counted as a Stockholder Nominee pursuant to the immediately preceding clause (i)) and whom the Board of Directors decides to renominate for election to the Board of Directors and (iii) any directors in office or director candidates that in either case will be included in the Corporation’s Proxy Materials with respect to such an annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding between the Corporation and a stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of capital stock, by such stockholder or group of stockholders, from the Corporation)) appearing in the Corporation’s Proxy Materials with respect to an annual meeting of stockholders shall not exceed the greater of two (2) nominees or 20% of the number of directors in office as of the last day on which a Nomination Notice may be delivered pursuant to this Section 2.16 (the “Final Proxy Access Nomination Date”), or if such number is not a whole number, the closest whole number below 20% (the “Maximum Number”); provided, however, that in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.16 exceeds the Maximum Number, each

Eligible Stockholder will select one (1) Stockholder Nominee for inclusion in the Corporation’s Proxy Materials until the Maximum Number is reached, with preference provided based on the number (largest to smallest) of shares of the Corporation owned by each Eligible Stockholder disclosed as owned in its respective Nomination Notice submitted to the Corporation. If the Maximum Number is not reached after each Eligible Stockholder has selected one (1) Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached.

(e) An Eligible Stockholder is one or more stockholders who owns and has owned, or are acting on behalf of one or more beneficial owners who own and have owned, continuously for at least three (3) years as of the date the Nomination Notice is received by the Corporation 3% or more of the combined voting power of the outstanding shares of the Corporation entitled to vote generally in the election of Directors (the “Required Shares”), and who continue to own the Required Shares at all times between the date the Nomination Notice is received by the Corporation and the date of the applicable annual meeting of stockholders. For purposes of satisfying the foregoing ownership requirement under this Section 2.16, (i) the shares of the Corporation owned by one or more stockholders, or by the beneficial owners who own shares of the Corporation and on whose behalf any stockholder is acting, may be aggregated, provided that the number of stockholders and other beneficial owners whose ownership of shares of the Corporation is aggregated for such purpose shall not exceed twenty (20) and (ii) two or more funds that are under common management and investment control shall be treated as one stockholder or person for this purpose, provided that each such fund otherwise meets the requirements set forth in this Section 2.16. Except as otherwise provided in this Section 2.16, whenever an Eligible Stockholder consists of a group of stockholders and/or beneficial owners, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.16 must be satisfied by and as to each such stockholder or beneficial owner. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or other person may be a member of more than one group constituting an Eligible Stockholder under this Section 2.16.

(f) For purposes of this Section 2.16, a person shall be deemed to “own” only the outstanding shares of the Corporation as to which a person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, provided that the ownership of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) that a person has sold in any transaction that has not been settled or closed, (B) that a person has borrowed or purchased pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by a person, whether any such instrument or agreement is to be settled with outstanding shares of the Corporation or with cash based on the notional amount or value of such shares, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such person’s shares.

A person shall “own” shares held in the name of a nominee or other intermediary so long as the person claiming ownership of such shares retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares, provided that this provision shall not alter the obligations of any stockholder to provide the Nomination Notice. Ownership of shares shall be deemed to continue during any period in which any voting power has been delegated by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time without condition. A stockholder or beneficial owner’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that (A) the person both has the power to recall such loaned shares on three (3) business days’ notice and recalls the loaned shares within three (3) business days of being notified that its Stockholder Nominee will be included in the Corporation’s Proxy Materials for the relevant annual meeting, and (B) the person holds the recalled shares through the annual meeting. Whether outstanding shares of the corporation are “owned” for the purposes of this Section 2.16 shall be determined in good faith by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the stockholders. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. An Eligible Stockholder shall include in its Nomination Notice the number of shares it is deemed to own for the purposes of this Section 2.16.

(g) Within the time period specified in this Section 2.16 for providing the Nomination Notice, an Eligible Stockholder (including each stockholder, fund comprising one stockholder or person under Section 2.16(e), and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) must provide the following information in writing to the Secretary: (i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of the date the Nomination Notice is received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Eligible Stockholder’s agreement to provide (A) within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, and (B) immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders; (ii) the written consent of each Stockholder Nominee to being named in the Corporation’s Proxy Materials as a nominee; (iii) a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act; (iv) a completed disclosure questionnaire, the form of which shall be approved by the Directors from time to time; (v) as to each Stockholder Nominee, a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships or agreements, including any agreement pursuant to which the nomination is to be made, between or among such Eligible Stockholder (including each stockholder, fund comprising one stockholder or person under Section 2.16(e), and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) and each Stockholder Nominee, if any, including without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such Item and the nominee were a director or executive officer of such registrant; and (vi) the information, representations and agreements that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 1.10(a)(ii) of these By-Laws.

In addition, concurrently with the submission of the Nomination Notice, an Eligible Stockholder (including each stockholder, fund comprising one stockholder or person under Section 2.16(e), and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) must provide to the Secretary a signed and written agreement of the Eligible Stockholder setting forth: (i) a representation that the Eligible Stockholder (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (B) intends to maintain qualifying ownership of the Required Shares through the date of the applicable annual meeting of stockholders and for at least one (1) year following the annual meeting; provided, however, that any Eligible Stockholder that is a registered open-end mutual fund under the Investment Company Act of 1940, and that seeks to replicate an index, will not violate this requirement as a result of changes to its common stock holdings in response to changes in the index or weightings of the securities in the index, (C) has not nominated and will not nominate for election to the Board of Directors at the applicable annual meeting of stockholders any person other than its Stockholder Nominee(s), (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than its Stockholder Nominee or a nominee of the Board of Directors, (E) will not distribute to any stockholder any form of proxy for the applicable annual meeting of stockholders other than the form distributed by the Corporation, and

(F) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and otherwise will comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to this Section 2.16; (ii) in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and (iii) an undertaking that the Eligible Stockholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, (B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination, solicitation or other activity by the Eligible Stockholder in connection with its efforts to elect the Stockholder Nominee pursuant to this Section 2.16, (C) file with the Securities and Exchange Commission any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Stockholder Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act, (D) comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, and (E) promptly provide to the Corporation prior to the annual meeting such additional information as reasonably requested by the Corporation with respect thereto. In addition, by no later than the Final Proxy Access Nomination Date, two or more funds comprising one stockholder or person under Section 2.16(e) for purposes of qualifying as an Eligible Stockholder must provide to the Secretary documentation reasonably satisfactory to the Board of Directors that demonstrates that such funds are under common management and investment control.

(h) The Eligible Stockholder may provide to the Secretary, at the time the information required by this Section 2.16 is provided, a single written statement for inclusion in the Corporation’s Proxy Materials for the applicable annual meeting of stockholders, not to exceed 500 words, in support of each of the Eligible Stockholder’s Stockholder Nominee(s) (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.16, the Corporation may (i) solicit against and include in its Proxy Materials its own statements relating to any Stockholder Nominee or (ii) omit from its Proxy Materials any information or Statement (or portion thereof) that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard.

(i) In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders is not, when provided, or thereafter ceases to be true, correct and complete in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall (A) promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct and (B) indemnify and hold harmless the Corporation against any additional cost, liability, loss or damages associated with making such information or communication true and correct, including any additional costs incurred in connection with distributing the Proxy Materials.

(j) Within the time period specified in this Section 2.16 for providing the Nomination Notice, each Stockholder Nominee must: (i) provide an executed agreement, in a form deemed satisfactory by the Board of Directors or its designee, that (A) the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors and to comply with all the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors, as well as any applicable law, rule or regulation or listing requirement and (B) the Stockholder Nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation, or any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the Corporation.

At the request of the Corporation, the Stockholder Nominee must provide within five (5) business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine (A) if such Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the Corporation’s capital stock is listed, any applicable rules of the Securities and Exchange Commission and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors (the “Applicable Independence Standards”), (B) if such Stockholder Nominee has any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines, and (C) if such Stockholder Nominee is not and has not been subject to any event specified in Item 401(f) of Regulation S-K (or successor rule) of the Securities and Exchange Commission.

(k) The Corporation shall not be required to include, pursuant to this Section 2.16, a Stockholder Nominee in its Proxy Materials for any meeting of stockholders, or, if the proxy statement already has been filed, to present the nomination of a Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation: (i) if the Stockholder Nominee or the Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting of stockholders other than its Stockholder Nominee(s) or a nominee of the Board of Directors; (ii) the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board pursuant to the advance notice requirements in Section 1.10 of these By-Laws; (iii) who is not independent under the Applicable Independence Standards, in each case as determined by the Board of Directors; (iv) who does not meet the audit committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded, is not a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), or is not an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); (v) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. securities exchanges upon which the capital stock of the Corporation is listed, or any applicable state or federal law, rule or regulation; (vi) who is or has been within the past three (3) years, an officer or director of a competitor (including its affiliates), as defined in Section 8 of the Clayton Antitrust Act of 1914; (vii) whose then-current or within the preceding ten (10) years’ business or personal interests place such Stockholder Nominee in a conflict of interest with the Corporation or any of its subsidiaries that would cause such Stockholder Nominee to violate any fiduciary duties of directors established pursuant to DGCL, including but not limited to, the duty of loyalty and duty of care, as determined by the Board of Directors; (viii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; (ix) who is a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act; provided, however, that this clause (ix) shall apply if and only to the extent the Corporation is subject to compliance with Section 164 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (x) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; (xi) if such Stockholder Nominee or the applicable Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) shall have provided information to the Corporation in connection with such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading, as determined by the Board of Directors or any committee thereof; (xii) the Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) or a qualified representative of the Eligible Stockholder does not appear at the applicable annual meeting of stockholders to present the Stockholder Nominee for election; (xiii) the Eligible Stockholder (or any member of any group of Stockholders that together is such Eligible Stockholder) or applicable Stockholder Nominee otherwise breaches or fails to comply with its representations or obligations pursuant to these By-Laws, including, without limitation, this Section 2.16, or otherwise fails to satisfy the terms and conditions of this Section 2.16, as determined by the Board of Directors or such presiding officer; or (xiv) the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Required Shares through the date of the applicable annual meeting.

(l) Any Stockholder Nominee who is included in the Corporation’s Proxy Materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at that annual meeting for any reason, or (ii) does not receive at least 25 % of the votes cast in favor of the Stockholder Nominee’s election among shares represented in person or by proxy and entitled to vote in the election of Directors, will be ineligible to be a Stockholder Nominee for the next two (2) annual meetings of Stockholders. Any Stockholder Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of this Section 2.16 or any other provision of the Corporation’s By-Laws, Certificate of Incorporation, Corporate Governance Guidelines or other applicable regulation at any time before the applicable annual meeting of stockholders, will not be eligible for election at the relevant annual meeting of stockholders and may not be substituted by the Eligible Stockholder that nominated such Stockholder Nominee. Any Eligible Stockholder (including each stockholder, fund comprising one stockholder or person under Section 2.16(e), and/or beneficial owner whose stock ownership is counted for the purposes of qualifying as an Eligible Stockholder) whose Stockholder Nominee is elected as a director at the annual meeting of stockholders will not be eligible to nominate or participate in the nomination of a Stockholder Nominee for the following two (2) annual meetings of stockholders other than the nomination of such previously elected Stockholder Nominee.

(m) The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.16 and to make any and all determinations necessary or advisable to apply this Section 2.16 to any persons, facts or circumstances, including the power to determine (i) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (ii) whether a Nomination Notice complies with this Section 2.16 and has otherwise met the requirements of this Section 2.16, (iii) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 2.16, and (iv) whether any and all requirements of this Section 2.16 have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including the Corporation and its stockholders (including any beneficial owners). This Section 2.16 shall be the exclusive method for stockholders to include nominees for Director election in the Corporation’s Proxy Materials.

ARTICLE III

BOARD COMMITTEES

Section 3.01. How Constituted; Committee Powers. The Board of Directors shall designate such Committees as may be required by applicable laws, rules, regulations and stock exchange listing standards, including an Audit Committee, a Compensation Committee and a Governance and Corporate Responsibility Committee, which Committees shall be constituted to comply with applicable requirements thereunder, and may designate one or more additional Committees, including an Executive Committee. Each Committee shall consist of one or more of the Directors of the Corporation. Each such Committee, to the extent provided in any resolution or resolutions of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which require it; provided, however, that no such Committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval or (b) adopting, amending or repealing any By-Law of the Corporation. Each Committee shall keep regular minutes of its meetings.

Section 3.02. Quorum and Manner of Acting. Except as may be otherwise provided in any resolution of the Board of Directors, at all meetings of any Committee the presence of members constituting a majority of the total membership of such Committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such Committee. Any action required or permitted to be taken at any meeting of any such Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the Committee. The members of any such Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.

Section 3.03. Action by Telephonic Communications. Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 3.04. Resignations. Any member of any Committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Chairman or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 3.05. Removal. Any member of any Committee may be removed from the position as a member of such Committee at any time, either for or without cause, by resolution adopted by a majority of the Board of Directors.

Section 3.06. Vacancies. If any vacancy shall occur in any Committee, by reason of death, resignation, removal or otherwise, the remaining members shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV

OFFICERS

Section 4.01. Number. The officers of the Corporation shall be elected by the Board of Directors and shall be a Chairman, Chief Executive Officer, President, one or more Vice Presidents, a Chief Financial Officer, a Secretary, a Treasurer, a Controller and a General Counsel. The Board of Directors may appoint such other officers as it may deem appropriate, provided that officers of the rank of Vice-President and below may be appointed by the Compensation Committee. Such other officers shall exercise such powers and perform such duties as may be determined from time to time by the Board of Directors, Chief Executive Officer or President. Any number of offices may be held by the same person. No officer, other than the Chairman, need be a Director of the Corporation.

Section 4.02. Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such meeting, officers may be elected at any regular or special meeting of the Board of Directors. Officers of the rank of Vice-President and below may be elected by the Compensation Committee. Each officer shall hold office until such officer’s successor has been elected and qualified, or until such officer’s earlier death, resignation or removal.

Section 4.03. Salaries. The salaries of all principal officers (as determined by the Board of Directors) of the Corporation shall be fixed by the Board of Directors.

Section 4.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors or the Chief Executive Officer. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.

Section 4.05. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these By-Laws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

Section 4.06. The Chairman. The Directors shall elect from among the members of the Board of Directors a Chairman of the Board. The Chairman shall have such duties and powers as set forth in these By-Laws or as shall otherwise be conferred upon the Chairman from time to time by the Board of Directors. The Chairman shall preside over all meetings of the Stockholders and the Board of Directors, other than meetings of the Board of Directors held in executive session, which shall be presided over by the Lead Director.

Section 4.07. The Chief Executive Officer. The Chief Executive Officer shall have general control and supervision of the policies and operations of the Corporation. He or she shall manage and administer the Corporation’s business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer of a corporation. The Chief Executive Officer shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 4.08. The President. The President, subject to the authority of the Chief Executive Officer (if the President is not the Chief Executive Officer), shall have primary responsibility for, and authority with respect to, the management of the day-to-day business and affairs of the Corporation, to the extent prescribed by the Chief Executive Officer. The President shall perform such other duties and have such other powers as the Board of Directors or (if the President is not the Chief Executive Officer) the Chief Executive Officer may from time to time prescribe.

Section 4.09. Absence or Disability of the Chief Executive Officer. In the event of the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s inability to act, the officer, if any, designated by resolution of the Board of Directors (or in the event there is more than one such designated officer, then in the order of designation) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers and be subject to all the restrictions of the Chief Executive Officer.

Section 4.10. Vice Presidents. The Vice Presidents shall have such designations and shall perform such other duties and have such powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe.

Section 4.11. The Secretary. The Secretary shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders and of the Board of Directors, and shall cause all notices to be duly given in accordance with the provisions of these By-Laws and as required by law. The Secretary shall be the custodian of the records and of the seal of the Corporation and cause such seal (or a facsimile thereof) to be affixed to instruments when appropriate. The Secretary shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer or the President.

Section 4.12. The Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have responsibility for the financial affairs of the Corporation. The Chief Financial Officer shall perform such other duties and exercise such other powers as are normally incident to the office of chief financial officer and as may be prescribed by the Board of Directors, the Chief Executive Officer or the President.

Section 4.13. The Treasurer. The Treasurer shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation, and shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation. The Treasurer shall cause the moneys of the Corporation to be disbursed by checks or drafts upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed. The Treasurer shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer.

Section 4.14. The Controller. The Controller shall keep or cause to be kept correct records of the business and transactions of the Corporation. The Controller shall perform such other duties and exercise such other powers as are normally incident to the office of controller and as may be prescribed by the Board of Directors, the Chief Executive Officer or the President.

Section 4.15. The General Counsel. The General Counsel shall have responsibility for the legal affairs of the Corporation. The General Counsel shall perform such other duties and exercise such other powers as are normally incident to the office of general counsel and as may be prescribed by the Board of Directors, the Chief Executive Officer or the President.

Section 4.16. Additional Officers. The Board of Directors from time to time may delegate to any officer the power to appoint subordinate officers and to prescribe their respective rights, terms of office, authorities and duties. Any such officer may remove any such subordinate officer appointed by him or her, for or without cause, but such removal shall be without prejudice to the contractual rights of such subordinate officer or agent, if any, with the Corporation.

Section 4.17. Security. The Board of Directors may require any officer, agent or employee of the Corporation to provide security for the faithful performance of such officer’s, agent’s or employee’s duties, in such amount and of such character as may be determined from time to time by the Board of Directors.

ARTICLE V

CAPITAL STOCK

Section 5.01. Certificates of Stock, Uncertificated Shares. The shares of the Corporation may be either represented by certificates or uncertificated shares, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any resolution of the Board of Directors providing for uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such resolution by the Board of Directors, every holder of stock represented by certificates and, upon request, every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation, (i) by the Chief Executive Officer, the President or a Vice President, and (ii) by the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws.

Section 5.02. Signatures; Facsimile. All of such signatures on the certificate referred to in Section 5.01 of these By-Laws may be a facsimile, engraved or printed, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon a certificate representing shares of the Corporation shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of Directors of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Directors may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04. Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware. Subject to the provisions of the Certificate of Incorporation and these By-Laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

Section 5.05. Record Date.

(a) Stockholders Meetings. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) Dividends and Other Distributions. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.06. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

Section 5.07. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other entity, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; except that in the case of an action or suit by or in the name of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of these By-Laws, the Corporation shall not be obligated to indemnify a director or officer of the Corporation in respect of a Proceeding (or such part thereof) instituted by such director or officer, unless such Proceeding (or such part thereof) has been authorized by the Board of Directors.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 6.02. Determination that Indemnification is Proper. Unless ordered by a court, no indemnification of a present or former director or officer of the Corporation under Section 6.01 hereof (unless ordered by a court) shall be made by the Corporation if a determination is made that indemnification of the present or former director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 6.01 hereof.

Section 6.03. Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount with interest, as determined by the Corporation, if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The Board of Directors may authorize the Corporation’s counsel to represent such director or officer in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

Section 6.04. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 6.01, or advance of costs, charges and expenses to a director or officer under Section 6.04 of these By-Laws, shall be made promptly, and in any event within thirty (30) days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VI is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article VI shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing such person’s right to indemnification or advances, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.03 of these By-Laws where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of these By-Laws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.05. Survival; Preservation of Other Rights. The foregoing indemnification and advancement provisions shall be deemed to be a contract between the Corporation and each director or officer who serves in any such capacity at any time while these provisions as well as the relevant provisions of the General Corporation Law of the State of Delaware are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director or officer.

The indemnification and advancement provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and, once an event has occurred with respect to which a Director or Officer is or may be entitled to indemnification under this Article, such entitlement shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.06. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other entity against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI, provided that such insurance is available on acceptable terms, which determination shall be made by the Chief Executive Officer.

Section 6.07. Severability. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

OFFICES

Section 7.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.

Section 7.02. Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01. Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property or shares of the Corporation’s capital stock.

A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the Director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 8.02. Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interests of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.

Section 8.03. Execution of Instruments. The Chief Executive Officer, the President, any Vice President, the Secretary, the Chief Financial Officer or the Treasurer may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. The Board of Directors or the Chief Executive Officer may authorize any other officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization may be general or limited to specific contracts or instruments.

Section 8.04. Corporate Indebtedness. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer. Such authorization may be general or confined to specific instances. Loans so authorized may be effected at any time for the Corporation from any bank, trust company or other institution, or from any firm, corporation or individual. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board of Directors, the Chief Executive Officer or the Chief Financial Officer shall authorize. When so authorized by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer, any part of or all the properties, including contract rights, assets, business or good will of the Corporation, whether then owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

Section 8.05. Deposits. Any funds of the Corporation may be deposited from time to time in such banks, trust companies or other depositaries as may be determined by the Board of Directors, the Chief Executive Officer, the Treasurer or the Chief Financial Officer or by such officers or agents as may be authorized by the Board of Directors or the Chief Executive Officer, the Treasurer or the Chief Financial Officer to make such determination.

Section 8.06. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board of Directors or the Chief Executive Officer from time to time may determine.

Section 8.07. Sale, Transfer, etc. of Securities. To the extent authorized by the Board of Directors or by the Chief Executive Officer, the President, any Vice President, the Secretary, the Chief Financial Officer or the Treasurer or any other officers designated by the Board of Directors or the Chief Executive Officer may sell, transfer, endorse, and assign any shares of stock, bonds or other securities owned by or held in the name of the Corporation, and may make, execute and deliver in the name of the Corporation, under its corporate seal (if required), any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

Section 8.08. Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the Chief Executive Officer, the President or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

Section 8.09. Fiscal Year. The fiscal year of the Corporation shall commence on the first day of January of each year (except for the Corporation’s first fiscal year which shall commence on the date of incorporation) and shall terminate in each case on December 31.

Section 8.10. Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware”. The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

ARTICLE IX

EMERGENCY BOARD OF DIRECTORS

Section 9.01. Emergency Board of Directors. Notwithstanding any different provision in the Delaware General Corporation Law, the Certificate of Incorporation of the Corporation or these By-Laws, in the event of any emergency (herein defined as (i) resulting from an attack on the United States or on a locality in which the Corporation conducts business or customarily holds meetings of its Board of Directors, (ii) any nuclear, enemy or terrorist attack, or (iii) the existence of any other catastrophe, disaster or other similar emergency condition), as a result of which emergency a quorum of the Board of Directors cannot readily be convened for action, this By-Law provision shall apply. All the powers and duties vested in the Board of Directors shall vest automatically in an Emergency Board of Directors, which shall consist of all members of the Board of Directors who are readily available and capable of acting. The Emergency Board of Directors shall use all reasonable efforts to promptly provide notice of the change in the status of the Board of Directors to the Securities and Exchange Commission. This Emergency Board shall have and may exercise all of the powers of the Board of Directors in the management of the business and affairs of the Corporation. A meeting of the Emergency Board may be called by any Director or any member of the most senior executive management committee of the Corporation (the “Executive Group”). Notice of the time and place of the meeting shall be given by or on behalf of the person calling the meeting to only such of the Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including by telephone, personal delivery, facsimile or email. Such notice shall be given at such time in advance of the meeting as circumstances permit in the judgment of the person calling the meeting. Two (2) members in attendance shall constitute a quorum at any meeting of the Emergency Board. The Emergency Board shall continue to be vested with the powers and duties of the Board of Directors until such time following the emergency as a quorum of the original members of the Board of Directors prior to such emergency can readily be convened for action.

ARTICLE X

AMENDMENT OF BY-LAWS

Section 10.01. Amendment. These By-Laws may be amended, altered or repealed:

(a) by resolution adopted by a majority of the Board of Directors at any special or regular meeting of the Board of Directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting; or

(b) at any regular or special meeting of the stockholders upon the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of the Corporation entitled to vote generally in the election of Directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

ARTICLE XI

CONSTRUCTION

Section 11.01. Construction. In the event of any conflict between the provisions of these By-Laws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.

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